FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-139586

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED JANUARY 16, 2008

PROXY STATEMENT OF EQUITABLE FINANCIAL GROUP, INC.	PROSPECTUS OF 1ST UNITED BANCORP, INC.

This prospectus supplement supplements the prospectus of 1st United Bancorp, Inc. (“Bancorp”) and proxy statement of Equitable Financial Group, Inc. (“Equitable”), dated January 16, 2008, relating to the merger of Equitable with and into Bancorp and the merger of Bancorp's subsidiary, 1st United Bank, with and into Equitable's subsidiary, Equitable Bank.

This prospectus supplement should be read in conjunction with the proxy statement/prospectus, and in particular the information described under the heading “Material United States Federal Income Tax Consequences of the Merger”. The proxy statement/prospectus is to be delivered together with this prospectus supplement.

In the event that Bancorp common stock does not constitute at least 50% of the consideration, and Bancorp and Equitable resolve to move ahead with the Merger, it will resolicit shareholders with an updated prospectus before going forward.

Investment in the common stock of 1st United Bancorp, Inc. involves risk. For a discussion of certain risks associated with this investment, please see the section entitled “Risk Factors” beginning on page 20 of the proxy statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 18, 2008